UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	85-0410612
(State of incorporation or organization)	(IRS Employer Identification No.)

18831 Von Karman, Suite 400 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class to be so registered	each class is to be registered
Series A Junior Participating Preferred Stock Purchase Rights	The Nasdaq Global Select Market
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.[X]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  [  ]

Securities Act registration statement file number to which this form relates:          (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Sun Healthcare Group, Inc., a Delaware corporation (the “Company”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 24, 2010 (the “Form 8-A”) as set forth below.

Item 1.                      Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended to add the following:

On August 18, 2010, the Company amended its Rights Agreement, dated as of May 24, 2010 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent to provide that FMR LLC and its affiliates and associates shall not be deemed an “Acquiring Person”, as defined in the Rights Agreement, unless and until such time as FMR LLC together with its affiliates and associates shall be the beneficial owner of more than 14.9% of the shares of common stock of the Company then outstanding. The description of the terms of Amendment No. 1 to the Rights Agreement is a summary and does not purport to be complete, and is qualified in its entirety by reference to the copy of Amendment No. 1 to the Rights Agreement filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2010, and is incorporated herein by reference.

Item 2.                      Exhibits.

Item 2 of the Form 8-A is hereby amended and supplemented by adding the following:

Exhibit Number                   Description

4.2
Amendment No.1, dated August 18, 2010, to the Rights Agreement, dated May 24, 2010, between Sun Healthcare Group, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Sun Healthcare Group, Inc.
Dated: August 18, 2010	By:	/s/ Michael Berg
Name: Michael Berg
Title: Secretary

Exhibit Index

Exhibit Number                   Description

4.2
Amendment No.1, dated August 18, 2010, to the Rights Agreement, dated May 24, 2010, between Sun Healthcare Group, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2010).